Exhibit 10.17

October 5, 2021

Dear Dana,

On behalf of Twilio Inc., a Delaware corporation (the “Company”), I am pleased to offer you the position of Chief Legal Officer with the Company, conditional upon your passing a background check pursuant to applicable law and upon your ability to demonstrate your authorization to work in the United States. The terms of your new position with the Company are as set forth below.
1.Position. As Chief Legal Officer, you will make yourself available to work in the Company’s USA - San Francisco office on a full-time basis. This role is classified as exempt from overtime rules. The Company reserves the right to modify your job duties from time to time at its sole discretion.

2.Start Date. Subject to the fulfillment of any conditions imposed by this letter agreement and unless otherwise agreed upon, your employment with the Company is anticipated to start on December 13, 2021 (the “Start Date”).
3.Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your Start Date or our employment relationship with you may be terminated.
4.Compensation.
Base Salary. You will receive a gross base yearly salary rate, subject to applicable deduction and withholding, of $600,000.00. Your salary will be payable on a bi-weekly basis pursuant to the Company's regular payroll policy. As an exempt employee, you are not eligible for overtime pay, and your compensation will not fluctuate according to the quantity of work performed.
Sign-On Bonus. On the first payroll following your hire date, you will be advanced a one-time sign-on bonus of $250,000.00 ("Sign-On Bonus"), less customary withholdings, which you shall vest monthly in equal installments on a pro-rata basis over the course of the first year of your employment and which shall be fully earned on the first anniversary of the Start Date. In the event that you resign from the Company or the Company terminates your employment for misconduct prior to completing your first year of employment with the Company, you agree to the fullest extent permitted by applicable law to refund the unvested portion of your Sign-On Bonus to the Company within 15 calendar days of your separation date. In the event of any claim or litigation relating to such refund of the Sign-On Bonus and to the extent permitted by applicable law, the prevailing party shall recover its reasonable attorneys' fees.
Restricted Stock Units. Subject to approval by the Company’s Board of Directors (the “Board”), following your Start Date, you will be granted restricted stock units (the “RSUs”) with a total value of approximately $16,000,000.00. The number of RSUs subject to such grant will be determined by dividing $16,000,000.00 by the average closing market price on the New York Stock Exchange of one share of the Company’s Class A common stock over the 30-day period ending five business days before the effective date of grant. Each RSU entitles you to one share of the Company’s Class A Common Stock if and when the RSU vests. The RSUs will vest over four years in accordance with the schedule set forth on Exhibit A, depending upon your Start Date. In general, 25% of the RSUs will vest on the first to occur of February 15, May 15, August 15 or November 15 (or the first business day after such date if such date is not a business day) on or following the first anniversary of the vesting commencement date (as set forth in the applicable RSU agreement), and the balance will vest in quarterly installments over the next three years, subject to your continued employment with the Company through each vesting date. Please carefully review the attached Exhibit A for details relating to your specific vesting schedule. The RSUs will be subject to the terms and conditions of the equity incentive plan under which they are granted (the “Plan”) and the RSU agreement thereunder, which you will be required to sign as a condition to receiving your RSUs.
5.Benefits. While employed with the Company, you will be eligible to participate in the Company’s benefits plans as outlined in Twilio’s benefits summary, which will be provided to you separately. Your benefits include participation in the Company’s flexible time off program. All benefits will be administered pursuant to Company policy and any applicable law. Eligibility and coverage under Company benefit programs will be subject to the terms and conditions of the applicable plans or programs, which may change from time to time. The benefit plans and packages offered by the Company may be modified at any time, with or without advance notice, at the Company’s sole discretion.
6.Confidentiality and Inventions Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution and delivery to the Company of the Company’s Proprietary Information and Inventions Agreement (“PIIA”) and Arbitration Agreement, which shall be sent separately for your review and execution.
7.At-Will Employment. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time with or without cause or advance notice. This is the full and complete agreement between you and the Company on this term and nothing in this agreement or in any document or statement, and nothing implied from any course of conduct shall limit the Company’s or your right to terminate at-will employment. Although your job duties, title, reporting relationship, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.
8.Obligations to the Company.
a.You agree that to the best of your ability and experience you will at all times loyally and conscientiously perform all of the duties and obligations required of you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During your employment, and in return for the compensation paid to you in connection with such employment, you agree to devote all of your business time, best efforts, skill, knowledge, attention and energy to the business of the Company, the advancement of the Company’s business and interests, and to the performance of your duties and responsibilities as an employee of the Company. The Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice. You further agree that you will not directly or indirectly engage or participate in any business or outside activities that are competitive in any manner with the business of the Company or which conflict with the performance of your duties to the Company.
b.As an employee of Twilio, you must read and comply with Twilio's data protection and information security policies, each as updated from time to time. You must only process personal data relating to Twilio staff, customers, end-users, suppliers and other third parties as necessary for the performance of your role and must protect the confidentiality of that personal data at all times. Failure to comply with Twilio's data protection and information security policies is subject to discipline up to and including termination.
9.Standards of Conduct. As a Company employee, you must abide by Company rules and standards of conduct now existing or established from time to time by the Company. As a condition of employment, you must read and abide by the policies contained in the Company’s Employee Handbook and Code of Conduct, as adopted or modified by the Company from time to time.
10.Miscellaneous.
a.You acknowledge that Company has directed you not to bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. You represent and warrant that you are not subject to any agreement or understanding with any current or prior employer or business (or any other entity or person) which would, in any manner, preclude you from fulfilling any of the duties or obligations you may have with the Company or which would result in any additional payment from the Company.
b.This agreement, the PIIA and the Arbitration Agreement constitute the entire agreement between you and the Company regarding the terms and conditions of your employment. You agree that no agreements or representations, verbal or written, with respect to the subject matter of our offer have been made to you other than those set forth in this letter agreement. To the extent any such agreements or representations were made, this agreement supersedes any and all previous offers, statements, agreements and representations made in the course of discussions and negotiations for this offer. Changes to the terms of this agreement, other than the changes to employment terms reserved to the Company’s discretion, require a written modification signed by an authorized officer of the Company. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.
c.You represent and warrant that the information you provided to us during the hiring process is true and accurate, and you acknowledge that this offer is contingent on your consent to, and the successful completion of reference and background checks.
    We are all delighted to be able to extend you this offer which will remain open for 10 calendar days from the Company's signing date below. To indicate your acceptance of the Company’s offer as set forth above, please sign and date (i) this letter in the space provided below, (ii) the PIIA, and (iii) the Arbitration Agreement.  This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

[Signature Page to Follow]

Very truly yours,
TWILIO INC.

/s/ Christy Lake
__________________________

Christy Lake
Chief People Officer

10-5-21
___________________________

ACCEPTED AND AGREED:
I agree to and accept employment with the Company on the terms and conditions set forth in this letter agreement. I understand and agree that my employment with the Company is “at will” and may be terminated by me or the Company at any time, with or without cause or notice.
/s/ Dana Wagner
___________________________

Dana Wagner

10-7-21
___________________________

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